4th Quarter and Fiscal Year End 2014 Earnings Call August 27, 2014

* Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. EBITDA, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of these measures to the comparable GAAP financial measures are provided in the financial statements included in Globe’s most recent earnings press release, available through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

* Adjusted diluted earnings per share attributable to GSM for the fourth quarter was $0.18, up 100% from the fourth quarter of last year and up 29% from the prior quarter. Adjusted EBITDA for the fourth quarter was $33.1 million, up 39% from the fourth quarter of last year and up 12% from the prior quarter. Adjusted Gross Margin percentage in the fourth quarter increased to 18.3% compared to 12.6% from the fourth quarter of last year and 16.8% from the prior quarter, due to improved sales mix. Sales volume of 75,414 MT in the fourth quarter, up 16% from the fourth quarter of last year and up 2% from the prior quarter. Sales of $205.4 million in the fourth quarter, up 13% from the fourth quarter of last year and up 5% from the prior quarter. The Board of Directors announced a Quarterly Dividend of $0.075 per share to be paid on September 24, 2014 to Shareholders of Record as of September 10, 2014. 4th Quarter 2014 Financial Highlights

* Sales volume of 277,991 MT in the fiscal year, up 5% from the prior year. Gross Margin percentage increased in the fiscal year 240 basis points, due to improved sales mix. Adjusted EBITDA for the fiscal year was $110.3 million, up 11% from the prior year. Adjusted diluted earnings per share attributable to GSM for the fiscal year was $0.53, up 33% from the prior year. Fiscal Year 2014 Financial Highlights

* Adjusted Income Statement Summary

* 4th Quarter 2014 Special Items

* 4th Quarter 2014 Reported Results

* Sequential Quarter Adjusted EBITDA Bridge Sequential Adj. EBITDA Bridge, $m

* Sequential Quarter Net Debt Bridge Sequential Net Debt Bridge, $m Note: Net debt calculated as cash and cash equivalents plus marketable securities less total debt outstanding

August 27, 2014 4th Quarter 2014 Earnings Call